UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

SCHEDULE 13D
Amendment No. 1

Under the Securities Exchange Act of 1934
_________________________

SYNEOS HEALTH, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

45329R109
(CUSIP Number)
_________________________

Michael Ristaino, Vice President of Finance – Fund Administration
c/o Advent International Corporation
Prudential Tower, 800 Boylston Street, Suite 3300
Boston, MA 02199
617-951-9400

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 17, 2020
(Date of Event Which Requires Filing of this Statement)
_________________________

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International Corporation
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 18,647,036 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 18,647,036 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,647,036 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 17.94% * (1)
14	Type of Reporting Person CO, IA

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the Issuer’s Prospectus Supplement dated September 15, 2020 and filed with the Securities and Exchange Commission (the “SEC”) on September 16, 2020 (the “September 2020 Prospectus Supplement”).

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Double Eagle Investor Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 18,328,394 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 18,328,394 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,328,394 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 17.63% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-C Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 318,642 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 318,642 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 318,642 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.31% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Double Eagle GP, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 18,328,394 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 18,328,394 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,328,394 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 17.63% * (1)
14	Type of Reporting Person OO

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 10,478,033 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 10,478,033 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,478,033 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 10.08% * (1)
14	Type of Reporting Person OO

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons GPE VIII GP S.a. r.l.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 7,273,896 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 7,273,896 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,273,896 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 7.00% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons GPE VIII GP Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 2,765,802 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,765,802 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,765,802 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.66% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons AP GPE VIII GP Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 438,335 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 438,335 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 438,335 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.42% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 8,169,003 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 8,169,003 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,169,003 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 7.86% * (1)
14	Type of Reporting Person OO

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons GPE VII GP S.a. r.l.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 5,158,997 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 5,158,997 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,158,997 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 4.96% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons GPE VII GP Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 2,752,619 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,752,619 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,752,619 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.65% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 590,664 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 590,664 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 590,664 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.57% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-B Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 1,956,521 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,956,521 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,956,521 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.88% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-B-1 Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 694,268 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 694,268 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 694,268 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.67% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-B-2 Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 517,642 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 517,642 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 517,642 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.50% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-B-3 Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 808,312 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 808,312 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 808,312 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.78% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-D Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 272,508 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 272,508 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 272,508 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.26% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-F Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 80,760 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 80,760 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,760 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.08% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-H Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 715,468 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 715,468 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 715,468 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.69% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-I Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 665,308 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 665,308 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 665,308 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.64% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-J Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 653,803 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 653,803 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 653,803 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.63% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-A Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 1,385,475 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,385,475 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,385,475 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.33% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-E Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 303,499 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 303,499 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 303,499 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.29% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-G Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 514,751 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 514,751 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 514,751 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.50% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-K Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 283,286 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 283,286 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 283,286 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.27% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VIII-L Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 278,791 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 278,791 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 278,791 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.27% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VIII Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 136,123 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 136,123 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 136,123 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.13% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VIII-B Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 232,883 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 232,883 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 232,883 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.22% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VIII Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 22,843 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 22,843 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,843 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.02% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VIII-A Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 28,362 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 28,362 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 28,362 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.03% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VIII-A Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 18,124 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 18,124 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,124 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.02% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 876,728 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 876,728 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 876,728 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.84% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-B Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 2,499,483 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,499,483 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,499,483 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.40% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-C Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 794,309 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 794,309 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 794,309 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.76% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-D Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 524,913 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 524,913 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 524,913 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.50% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-F Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 231,782 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 231,782 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 231,782 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.22% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-G Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Luxembourg
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 231,782 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 231,782 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 231,782 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.22% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-A Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 811,482 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 811,482 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 811,482 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.78% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-E Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 1,800,408 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,800,408 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,800,408 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.73% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent International GPE VII-H Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 140,729 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 140,729 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 140,729 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.14% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 3,804 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 3,804 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,804 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.00% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII 2014 Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 9,735 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 9,735 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,735 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.01% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII-A Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 8,988 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 8,988 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,988 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.01% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII-A 2014 Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization DELAWARE
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 26,684 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 26,684 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,684 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.03% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 64,816 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 64,816 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 64,816 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.06% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII 2014 Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 21,911 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 21,911 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,911 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.02% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII-A Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 17,136 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 17,136 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,136 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.02% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII-B Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 88,853 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 88,853 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 88,853 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.09% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D

1	Names of Reporting Persons Advent Partners GPE VII-A 2014 Cayman Limited Partnership
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Source of Funds OO
5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e): ☐
6	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 15,460 *
	8	Shared Voting Power 0
	9	Sole Dispositive Power 15,460 *
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 15,460 *
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.01% * (1)
14	Type of Reporting Person PN

*	See Item 5 of this Amendment No. 1 to Schedule 13D.

(1)
Calculation based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

This Amendment No. 1 (“Amendment No. 1”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended from time to time, the “Schedule 13D”). Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 1 shall have the meaning assigned to such term in the Schedule 13D.

Item 1.	Security and Issuer

This statement on Schedule 13D is jointly filed by the Reporting Persons (as defined in Item 2 below) with respect to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Syneos Health, Inc. (the “Issuer”). The address of the principal executive office of the Issuer is 1030 Sync Street, Morrisville, North Carolina 27560.

Item 2.	Identity and Background

Item 2 of the Schedule 13D is supplemented as follows:

(a) & (f) This Amendment No. 1 is being filed by the following entities (collectively, the “Reporting Persons” and each individually a “Reporting Person”):

1.	Advent International Corporation, a Delaware corporation (“Advent”)

2.	Advent International GPE VIII-C Limited Partnership, a Luxembourg limited partnership (“GPE VIII-C”)

3.	Double Eagle Investor Holdings, L.P., a Delaware limited partnership (“Double Eagle Investor Holdings”)

4.	Double Eagle GP, LLC, a Delaware limited liability company (“Double Eagle GP”)

5.	Advent International GPE VII, LLC, a Delaware limited liability company

6.	GPE VII GP Limited Partnership, a Cayman Islands limited partnership

7.	GPE VII GP S.à r.l., a Luxembourg limited partnership

8.	Advent International GPE VIII, LLC, a Luxembourg limited liability company

9.	GPE VIII GP Limited Partnership, a Cayman Islands limited partnership

10.	GPE VIII GP S.à r.l., a Luxembourg limited partnership

11.	AP GPE VIII GP Limited Partnership, a Delaware limited partnership

12.	Advent International GPE VIII Limited Partnership, a Luxembourg limited partnership

13.	Advent International GPE VIII-B Limited Partnership, a Luxembourg limited partnership

14.	Advent International GPE VIII-B-1 Limited Partnership, a Luxembourg limited partnership

15.	Advent International GPE VIII-B-2 Limited Partnership, a Luxembourg limited partnership

16.	Advent International GPE VIII-B-3 Limited Partnership, a Luxembourg limited partnership

17.	Advent International GPE VIII-D Limited Partnership, a Luxembourg limited partnership

18.	Advent International GPE VIII-F Limited Partnership, a Luxembourg limited partnership

19.	Advent International GPE VIII-H Limited Partnership, a Luxembourg limited partnership

20.	Advent International GPE VIII-I Limited Partnership, a Luxembourg limited partnership

21.	Advent International GPE VIII-J Limited Partnership, a Luxembourg limited partnership

22.	Advent International GPE VIII-A Limited Partnership, a Cayman Islands limited partnership

23.	Advent International GPE VIII-E Limited Partnership, a Cayman Islands limited partnership

24.	Advent International GPE VIII-G Limited Partnership, a Cayman Islands limited partnership

25.	Advent International GPE VIII-K Limited Partnership, a Cayman Islands limited partnership

26.	Advent International GPE VIII-L Limited Partnership, a Cayman Islands limited partnership

27.	Advent Partners GPE VIII Cayman Limited Partnership, a Cayman Islands limited partnership

28.	Advent Partners GPE VIII-A Cayman Limited Partnership, a Cayman Islands limited partnership

29.	Advent Partners GPE VIII-B Cayman Limited Partnership, a Cayman Islands limited partnership

30.	Advent Partners GPE VIII Limited Partnership, a Delaware limited partnership

31.	Advent Partners GPE VIII-A Limited Partnership, a Delaware limited partnership

32.	Advent International GPE VII Limited Partnership, a Luxembourg limited partnership

33.	Advent International GPE VII-B Limited Partnership, a Luxembourg limited partnership

34.	Advent International GPE VII-C Limited Partnership, a Luxembourg limited partnership

35.	Advent International GPE VII-D Limited Partnership, a Luxembourg limited partnership

36.	Advent International GPE VII-F Limited Partnership, a Luxembourg limited partnership

37.	Advent International GPE VII-G Limited Partnership, a Luxembourg limited partnership

38.	Advent International GPE VII-A Limited Partnership, a Cayman Islands limited partnership

39.	Advent International GPE VII-E Limited Partnership, a Cayman Islands limited partnership

40.	Advent International GPE VII-H Limited Partnership, a Cayman Islands limited partnership

41.	Advent Partners GPE VII Limited Partnership, a Delaware limited partnership

42.	Advent Partners GPE VII 2014 Limited Partnership, a Delaware limited partnership

43.	Advent Partners GPE VII-A Limited Partnership, a Delaware limited partnership

44.	Advent Partners GPE VII-A 2014 Limited Partnership, a Delaware limited partnership

45.	Advent Partners GPE VII Cayman Limited Partnership, a Cayman Islands limited partnership

46.	Advent Partners GPE VII 2014 Cayman Limited Partnership, a Cayman Islands limited partnership

47.	Advent Partners GPE VII-A Cayman Limited Partnership, a Cayman Islands limited partnership

48.	Advent Partners GPE VII-B Cayman Limited Partnership, a Cayman Islands limited partnership

49.	Advent Partners GPE VII-A 2014 Cayman Limited Partnership, a Cayman Islands limited partnership

Double Eagle Investor Holdings and GPE VIII-C are collectively referred to as the “Advent Funds” and each individually as an “Advent Fund.” The Reporting Persons, other than Advent, the Advent Funds, Double Eagle GP, Advent International GPE VII, LLC, Advent International GPE VIII, LLC, GPE VII GP Limited Partnership, GPE VII GP S.à r.l., GPE VIII GP Limited Partnership, GPE VIII GP S.à r.l., and AP GPE VIII GP Limited Partnership, are collectively referred to as the “Advent Sub Funds” and each individually as an “Advent Sub Fund.”

The persons serving as Advent’s directors and executive officers are set forth on Schedule A hereto.

Advent is the Sole Member of Double Eagle GP, which in turn is the General Partner of Double Eagle Investor Holdings. Advent is the Manager of Advent International GPE VII, LLC and Advent International GPE VIII, LLC.

Advent International GPE VII, LLC is the manager of GPE VII GP S.à r.l. and the General Partner of GPE VII GP Limited Partnership. Advent International GPE VII, LLC is also the General Partner of Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, and Advent Partners GPE VII-A 2014 Cayman Limited Partnership.

GPE VII GP Limited Partnership is the General Partner of Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, and Advent International GPE VII-H Limited Partnership. GPE VII GP S.à r.l. is the General Partner of Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership.

Advent International GPE VIII, LLC is the General Partner of GPE VIII GP Limited Partnership, GPE VIII GP S.à r.l., and AP GPE VIII GP Limited Partnership and the Manager of GPE VIII GP S.à r.l. GPE VIII GP S.à r.l. is the General Partner of Advent International GPE VIII Limited Partnership, Advent International GPE VIII-B Limited Partnership, Advent International GPE VIII-B-1 Limited Partnership, Advent International GPE VIII-B-2 Limited Partnership, Advent International GPE VIII-B-3 Limited Partnership, Advent International GPE VIII-D Limited Partnership, Advent International GPE VIII-F Limited Partnership, Advent International GPE VIII-H Limited Partnership, Advent International GPE VIII-I Limited Partnership, and Advent International GPE VIII-J Limited Partnership. GPE VIII GP S.à r.l. is also the General Partner of Advent International GPE VIII-C Limited Partnership.

GPE VIII GP Limited Partnership is the General Partner of Advent International GPE VIII-A Limited Partnership, Advent International GPE VIII-E Limited Partnership, Advent International GPE VIII-G Limited Partnership, Advent International GPE VIII-K Limited Partnership, and Advent International GPE VIII-L Limited Partnership. AP GPE VIII GP Limited Partnership is the General Partner of Advent Partners GPE VIII Cayman Limited Partnership, Advent Partners GPE VIII-A Cayman Limited Partnership, Advent Partners GPE VIII-B Cayman Limited Partnership, Advent Partners GPE VIII Limited Partnership, and Advent Partners GPE VIII-A Limited Partnership.

(b) The principal business and principal office address of each Reporting Person is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199.

(c) The principal business of Advent is to operate as an investment advisory firm and to make private equity investments. Each of Double Eagle GP, Advent International GPE VII, LLC, Advent International GPE VIII, LLC, GPE VII GP Limited Partnership, GPE VII GP S.à r.l., GPE VIII GP Limited Partnership, GPE VIII GP S.à r.l., and AP GPE VIII GP Limited Partnership serves as the general partner of various Advent funds. The principal business of each of the Advent Funds is to provide risk capital for, and make investments in the securities of, privately held and other businesses. The principal business of each of the Advent Sub Funds is to provide risk capital for, and make investments in the securities of, privately held and other businesses.

(d)(e) During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons nor any person listed on Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violations with respect to such laws.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is supplemented as follows:

On June 17, 2020, pursuant to the Underwriting Agreement, dated September 15, 2020 (the “Underwriting Agreement”), by and among the Advent Funds, the Issuer and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC (collectively, the “Underwriters”) and other selling stockholders named therein, the Advent Funds sold an aggregate of 3,766,281 shares of Common Stock to the Underwriters for $59.26 per share as part of an underwritten public offering (the “September 2020 Offering”), as set forth in the table below:

Seller (Reporting Person)	Shares Sold
GPE VIII-C	64,358
Double Eagle Investor Holdings	3,701,923
Total:	3,766,281

Shares sold through Double Eagle Investor Holdings:
Advent International GPE VIII Limited Partnership	119,301
Advent International GPE VIII-B Limited Partnership	395,173
Advent International GPE VIII-B-1 Limited Partnership	140,226
Advent International GPE VIII-B-2 Limited Partnership	104,552
Advent International GPE VIII-B-3 Limited Partnership	163,261
Advent International GPE VIII-D Limited Partnership	55,040
Advent International GPE VIII-F Limited Partnership	16,312
Advent International GPE VIII-H Limited Partnership	144,509
Advent International GPE VIII-I Limited Partnership	134,377
Advent International GPE VIII-J Limited Partnership	132,054
Advent International GPE VIII-A Limited Partnership	279,835

Advent International GPE VIII-E Limited Partnership	61,300
Advent International GPE VIII-G Limited Partnership	103,968
Advent International GPE VIII-K Limited Partnership	57,217
Advent International GPE VIII-L Limited Partnership	56,309
Advent Partners GPE VIII Cayman Limited Partnership	27,494
Advent Partners GPE VIII-A Cayman Limited Partnership	3,661
Advent Partners GPE VIII-B Cayman Limited Partnership	47,037
Advent Partners GPE VIII Limited Partnership	4,614
Advent Partners GPE VIII-A Limited Partnership	5,728
Advent International GPE VII Limited Partnership	177,079
Advent International GPE VII-B Limited Partnership	504,842
Advent International GPE VII-C Limited Partnership	160,432
Advent International GPE VII-D Limited Partnership	106,020
Advent International GPE VII-F Limited Partnership	46,815
Advent International GPE VII-G Limited Partnership	46,815
Advent International GPE VII-A Limited Partnership	163,901
Advent International GPE VII-E Limited Partnership	363,643
Advent International GPE VII-H Limited Partnership	28,424
Advent Partners GPE VII Limited Partnership	768
Advent Partners GPE VII 2014 Limited Partnership	1,966
Advent Partners GPE VII-A Limited Partnership	1,815
Advent Partners GPE VII-A 2014 Limited Partnership	5,390
Advent Partners GPE VII Cayman Limited Partnership	13,091
Advent Partners GPE VII 2014 Cayman Limited Partnership	4,425
Advent Partners GPE VII-A Cayman Limited Partnership	3,461
Advent Partners GPE VII-B Cayman Limited Partnership	17,946
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	3,122
Total:	3,701,923

All of the Common Stock that is beneficially owned by the Reporting Persons was acquired for investment purposes. The Reporting Persons may sell all or a portion of the shares of Common Stock now owned in the open market, in privately negotiated transactions or otherwise, at any time and from time to time and at such prices as the Reporting Persons deem advisable. The Reporting Persons intend to review their investment in the Issuer continually. Depending upon the results of such review and other factors that the Reporting Persons deem relevant to an investment in the Issuer, the Reporting Persons may take or propose to take, alone or in conjunction with others including the Issuer, other actions intended to increase or decrease the Reporting Persons’ investment in the Issuer or the value of their investment in the Issuer, which could include one or more of the transactions or actions referred to in paragraphs (a) through (j) of Item 4 of Schedule 13D.

Tom Allen and John Maldonado, each employees of Advent, serve as directors of the Issuer and were appointed to the Issuer’s board of directors as contemplated by the Stockholders’ Agreement.

In connection with the September 2020 Offering, the Advent Funds entered into a customary “lock-up” agreement with the Underwriters, dated September 17, 2020 (the “Lock-up Agreement”) pursuant to which the Advent Funds generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the September 2020 Offering without prior written consent from the Underwriters.

The foregoing descriptions of the Underwriting Agreement and the Lock-up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 99.3, and a form of the Lock-up Agreements attached as Annex IV to the Underwriting Agreement, each of which is incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is supplemented as follows:

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 1 as of the close of business on September 21, 2020 are incorporated by reference herein. After giving effect to the sale of the shares of Common Stock described in Item 4 of this Amendment No. 1, as of the close of business on September 21, 2020, the Reporting Persons beneficially owned, in the aggregate, 18,647,036 shares of Common Stock, which represents approximately 17.94% of the Common Stock issued and outstanding.

The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this Amendment No. 1 as of the close of business on September 21, 2020, after giving effect to the sale of shares of Common Stock described in Item 4 of this Amendment No. 1, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of Common Stock owned was calculated based on 103,968,278 shares of Common Stock outstanding following the completion of the September 2020 Offering (as defined in Item 4 of this Amendment No. 1), as reported in the September 2020 Prospectus Supplement.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International Corporation	18,647,036	17.94%
GPE VIII-C	318,642	0.31%
Double Eagle Investor Holdings	18,328,394	17.63%
Double Eagle GP	18,328,394	17.63%
Advent International GPE VII, LLC	8,169,003	7.86%
GPE VII GP Limited Partnership(2)	2,752,619	2.65%
GPE VII GP S.à r.l.(2)	5,158,997	4.96%
Advent International GPE VIII, LLC	10,478,033	10.08%
GPE VIII GP Limited Partnership(3)	2,765,802	2.66%
GPE VIII GP S.à r.l.(3)	7,273,896	7.00%
AP GPE VIII GP Limited Partnership(3)	438,335	0.42%
Advent International GPE VIII Limited Partnership	590,664	0.57%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International GPE VIII-B Limited Partnership	1,956,521	1.88%
Advent International GPE VIII-B-1 Limited Partnership	694,268	0.67%
Advent International GPE VIII-B-2 Limited Partnership	517,642	0.50%
Advent International GPE VIII-B-3 Limited Partnership	808,312	0.78%
Advent International GPE VIII-D Limited Partnership	272,508	0.26%
Advent International GPE VIII-F Limited Partnership	80,760	0.08%
Advent International GPE VIII-H Limited Partnership	715,468	0.69%
Advent International GPE VIII-I Limited Partnership	665,308	0.64%
Advent International GPE VIII-J Limited Partnership	653,803	0.63%
Advent International GPE VIII-A Limited Partnership	1,385,475	1.33%
Advent International GPE VIII-E Limited Partnership	303,499	0.29%
Advent International GPE VIII-G Limited Partnership	514,751	0.50%
Advent International GPE VIII-K Limited Partnership	283,286	0.27%
Advent International GPE VIII-L Limited Partnership	278,791	0.27%
Advent Partners GPE VIII Cayman Limited Partnership	136,123	0.13%
Advent Partners GPE VIII-A Cayman Limited Partnership	18,124	0.02%
Advent Partners GPE VIII-B Cayman Limited Partnership	232,883	0.22%
Advent Partners GPE VIII Limited Partnership	22,843	0.02%
Advent Partners GPE VIII-A Limited Partnership	28,362	0.03%
Advent International GPE VII Limited Partnership	876,728	0.84%
Advent International GPE VII-B Limited Partnership	2,499,483	2.40%
Advent International GPE VII-C Limited Partnership	794,309	0.76%
Advent International GPE VII-D Limited Partnership	524,913	0.50%
Advent International GPE VII-F Limited Partnership	231,782	0.22%
Advent International GPE VII-G Limited Partnership	231,782	0.22%
Advent International GPE VII-A Limited Partnership	811,482	0.78%
Advent International GPE VII-E Limited Partnership	1,800,408	1.73%
Advent International GPE VII-H Limited Partnership	140,729	0.14%
Advent Partners GPE VII Limited Partnership(2)	3,804	Less than 0.01%
Advent Partners GPE VII 2014 Limited Partnership(2)	9,735	0.01%
Advent Partners GPE VII-A Limited Partnership(2)	8,988	0.01%
Advent Partners GPE VII-A 2014 Limited Partnership(2)	26,684	0.03%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent Partners GPE VII Cayman Limited Partnership(2)	64,816	0.06%
Advent Partners GPE VII 2014 Cayman Limited Partnership(2)	21,911	0.02%
Advent Partners GPE VII-A Cayman Limited Partnership(2)	17,136	0.02%
Advent Partners GPE VII-B Cayman Limited Partnership(2)	88,853	0.09%
Advent Partners GPE VII-A 2014 Cayman Limited Partnership(2)	15,460	0.01%

(1) Advent is the Sole Member of Double Eagle GP, which in turn is the General Partner of Double Eagle Investor Holdings. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by the Advent Sub Funds. The beneficial ownership of AIC and Double Eagle Investor Holdings derive such power.

(2) Advent is the Manager of Advent International GPE VII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII-A 2014 Cayman Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. The beneficial ownership of Advent and Advent International GPE VII, LLC derive such power.

(3) Advent is the Manager of Advent International GPE VIII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent International GPE VIII Limited Partnership, Advent International GPE VIII-B Limited Partnership, Advent International GPE VIII-B-1 Limited Partnership, Advent International GPE VIII-B-2 Limited Partnership, Advent International GPE VIII-B-3 Limited Partnership, Advent International GPE VIII-D Limited Partnership, Advent International GPE VIII-F Limited Partnership, Advent International GPE VIII-H Limited Partnership, Advent International GPE VIII-I Limited Partnership, Advent International GPE VIII-J Limited Partnership, and Advent International GPE VIII-C Limited Partnership, Advent International GPE VIII-A Limited Partnership, Advent International GPE VIII-E Limited Partnership, Advent International GPE VIII-G Limited Partnership, Advent International GPE VIII-K Limited Partnership, Advent International GPE VIII-L Limited Partnership, Advent Partners GPE VIII Cayman Limited Partnership, Advent Partners GPE VIII-A Cayman Limited Partnership, Advent Partners GPE VIII-B Cayman Limited Partnership, Advent Partners GPE VIII Limited Partnership, and Advent Partners GPE VIII-A Limited Partnership. The beneficial ownership of Advent and Advent International GPE VIII, LLC derive such power.

On account of the Advent Stockholders’ Agreement, the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock held by any other Reporting Person or its affiliates or any other person solely by virtue of the existence of the Advent Stockholders’ Agreement.

To the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 1 beneficially owned shares of Common Stock as of the close of business on September 21, 2020.

(c) Except as disclosed in Item 4 of this Amendment No. 1, which is incorporated herein by reference, no Reporting Person has effected any transactions in the Common Stock during the past 60 days, and to the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 1 effected any transactions in the Common Stock during within the past 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 1 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

99.3
Underwriting Agreement, dated September 15, 2020, between the Issuer and the Reporting Persons (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Syneos Health, Inc. on September 17, 2020).

99.4*	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Exchange Act.

* Filed herewith.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 21, 2020	Advent International Corporation

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Double Eagle Investor Holdings, L.P.

By: Double Eagle GP, LLC, its General Partner
By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Double Eagle GP, LLC

By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent International GPE VII, LLC
Advent International GPE VIII, LLC

By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	GPE VIII GP S.à r.l.
GPE VIII GP Limited Partnership
AP GPE VIII GP Limited Partnership

By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	GPE VII GP S.à r.l.
GPE VII GP Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent International GPE VIII Limited Partnership
Advent International GPE VIII-B Limited Partnership
Advent International GPE VIII-B-1 Limited Partnership
Advent International GPE VIII-B-2 Limited Partnership
Advent International GPE VIII-B-3 Limited Partnership
Advent International GPE VIII-D Limited Partnership
Advent International GPE VIII-F Limited Partnership
Advent International GPE VIII-H Limited Partnership
Advent International GPE VIII-I Limited Partnership
Advent International GPE VIII-J Limited Partnership
Advent International GPE VIII-C Limited Partnership

By: GPE VIII GP S.à r.l., its General Partner
	By: Advent International GPE VIII, LLC, its Manager	/s/ Justin Nuccio
	By: Advent International Corporation, its Manager	Justin Nuccio, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent International GPE VIII-A Limited Partnership
Advent International GPE VIII-E Limited Partnership
Advent International GPE VIII-G Limited Partnership
Advent International GPE VIII-K Limited Partnership
Advent International GPE VIII-L Limited Partnership

By: GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent Partners GPE VIII Cayman Limited Partnership
Advent Partners GPE VIII-B Cayman Limited Partnership
Advent Partners GPE VIII Limited Partnership
Advent Partners GPE VIII-A Limited Partnership
Advent Partners GPE VIII-A Cayman Limited Partnership

By: AP GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership

By: GPE VII GP S.à r.l., its General Partner
	By: Advent International GPE VII, LLC, its Manager	/s/ Justin Nuccio
	By: Advent International Corporation, its Manager	Justin Nuccio, Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership

By: GPE VII GP Limited Partnership, its General Partner
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

Date: September 21, 2020	Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance – Fund Administration

SCHEDULE A

The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199. All of the persons other than James Brocklebank, Patrice Etlin and Jan Janshen listed below are citizens of the United States. Mr. Brocklebank is a citizen of the United Kingdom. Mr. Etlin is a citizen of Brazil. Mr. Janshen is a citizen of Germany.

Name	Position with Advent International Corporation	Principal Occupation (if different)
Thomas H. Lauer	Director
Richard F. Kane	Senior Vice President of Operations and Business Development & Managing Director; Assistant Secretary
Eileen Sivolella	Senior Vice President & Managing Director; Chief Financial Officer; Treasurer; Assistant Secretary
James R. Westra	Senior Vice President & Managing Partner; Chief Legal Officer; General Counsel
Andrew D. Dodge	Vice President; Deputy General Counsel; Secretary
Heather R. Zuzenak	Chief Compliance Officer
Jarlyth H. Gibson	Risk Officer; Assistant Treasurer
James G.A. Brocklebank	Senior Vice President & Managing Partner; Executive Officers’ Committee Member
Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member
John L. Maldonado	Senior Vice President & Managing Partner; Executive Officers’ Committee Member
Jan Janshen	Senior Vice President & Managing Partner; Executive Officers’ Committee Member
David M. Mussafer	Director; Chairman & Managing Partner; Executive Officers’ Committee Member
David M. McKenna	Director
Steven M. Tadler	Director
John F. Brooke	Director	Managing Director of Brooke Private Equity Associates (1)
Mark Hoffman	Director

(1) The business address of Brooke Private Equity Associates is 20 Custom House St., Suite 610, Boston, MA 02110.